As filed with the Securities and Exchange Commission on January 30, 2015

Registration No. 333-______

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_________________________

Event Cardio Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	20-8051714
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

  2798 Thamesgate Dr.

Mississauga, Ontario, Canada L4T 4E8

(Address of Principal Executive Offices)

Event Cardo Group Inc. 2015 Equity Incentive Plan

(Full Title of the Plan)

John Bentivoglio

President and Chief Executive Officer

Event Cardio Group Inc.

2798 Thamesgate Dr.

Mississauga, Ontario, Canada L4T 4E8

(289) 407-4377

(Name, Address, Including Zip Code, and Telephone

Number, Including Area Code, of Agent for Service)

Copy to:

  Vincent J. McGill, Esq.

Eaton & Van Winkle LLP

3 Park Avenue, 16th floor

New York, New York 10016

(212) 561-3604

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [x]

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Common stock, par value $0.0001	10,000,000	$ 0.08	$ 800,000.00	$92.96

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of common stock, par value $0.001 (the “Shares”) of Event Cardio Group Inc. (the “Company” or the “Registrant”) (i) issuable pursuant to the Event Cardio Group Inc. 2015 Equity Incentive Plan (the “Plan”) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)	The per share and aggregate offering prices are estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the amount of the registration fee, based on the average of the high and low prices of a share of common stock on January 26, 2015, as quoted by Yahoo Finance.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Item 1 and Item 2 of Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b). These documents, which include the statement of availability required by Item 2 of Part I, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents of the Registrant, or Event Cardio Group Inc., a Nevada corporation, filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	Current Report on Form 8-K reporting the consummation of the reverse acquisition of 2340960 Ontario Inc., filed with the Commission on November 17, 2014, as amended on November 26, 2014.
(b)	Quarterly Report on Form 10-Q for the quarter ended November 30, 2014 filed with the Commission on January 20, 2015.
(c)	Current Report on Form 8-K, filed with the Commission on January 14, 2015 (with respect to Items 4.01 and 9.01).
(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 10 filed with the Commission on March 22, 2007, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.  DESCRIPTION OF SECURITIES

Not applicable.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provides that no director or officer shall have any personal liability to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of dividends in violation of the Nevada Revised Statutes.

Our by-laws provides that we may indemnify, including for attorney’s fees and other expenses, to any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company and allow us to indemnify our employees and other persons who serve or served at our request as a director, officer, partner, employee or trustee of another corporation or entity or enterprise.

Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation. Such expenses (including attorneys’ fees which are not advanced under the provisions of our by-laws) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

We may enter into agreements to indemnify our directors, officers and employees, in addition to the indemnification provided for in our Articles of Incorporation and by-laws. These agreements, among other things, could indemnify our directors and officers for certain expenses (including advancing expenses for attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of such person's services as a director, officer or employee of the Company, any subsidiary of ours or any other company or enterprise to which the person provides services at our request. In addition, we may, in the future, secure insurance providing indemnification for our directors and officers for certain liabilities. We believe that these indemnification provisions and agreements and related insurance are necessary to attract and retain qualified directors and officers.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8. EXHIBITS

Exhibit No.	Description

5.1	Opinion of Eaton & Van Winkle LLP, counsel to the Registrant, as to the legality of the securities being registered.

10.1	Event Cardio Group Inc. 2015 Equity Incentive Plan.

23.1	Paritz & Company, PA, independent registered public accounting firm.

23.2	Consent of Eaton & Van Winkle LLP (included in Exhibit 5.1).

Item 9.  UNDERTAKINGS

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)    To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mississauga, Ontario, Canada, on January 30, 2015.

EVENT CARDIO GROUP INC.

By:	/s/ John Bentivoglio
John Bentivoglio
Chief Executive Officer and Chief Financial Officer (principal executive and financial officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on January 30, 2015 in the capacities indicated.

Signature	Capacity

/s/ John Bentivoglio
John Bentivoglio	Chief Executive Officer, Chief Financial Officer and a Director